Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 (“Amendment”) effective as of the 1st day of January, 2009 to the employment agreement (the “Employment Agreement”) dated as of May 2, 2002, by and between The Dress Barn, Inc. (the “Company”) and David R. Jaffe (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement.

NOW, THEREFORE, solely for the purpose of making changes that are necessary or desirable to reflect Section 409A of the Internal Revenue Code of 1986, as amended, effective as of the date set forth above, the Employment Agreement is hereby amended as follows:

1.           The last sentence of Section 6(a) and the second sentence of Section 7(b) of the Employment Agreement are hereby amended to include the following at the end thereof:

“, subject to the Delay Period under Section 11(b) of the Agreement”

2.           The second sentence of Section 6(b) of the Employment Agreement is hereby amended to read as follows:

“In the event Executive’s employment is terminated by reason of a Notice of Termination following a Change in Control, Dress Barn shall pay the Executive an amount equal to two times the Base Salary at the rate in effect on the date of the Notice of Termination, which amount shall be payable pro-ratably over a period equal to what would have otherwise been the period remaining in the applicable term, but not less than one year, subject to the Delay Period under Section 11(b) of the Agreement.”

3.           The Employment Agreement is hereby amended to include a new Section 11 immediately following Section 10 thereof to read as follows:

“11.        Code Section 409A.

(a)  Although Dress Barn does not guarantee to the Executive any particular tax treatment relating to the payments and benefits paid in accordance with the terms and conditions of this Agreement, it is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The parties agree to reasonably cooperate to take all further actions necessary to satisfy the requirements of Code Section 409A.

(b)  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the providing of any benefit made subject to this Section 11(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided at the date which is the later of (i) eighteen (18) months following January 1, 2009 and (ii) the earlier of (A) expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)  All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall be paid at the time provided by Dress Barn’s applicable policies and customary practices, but in no event shall be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.”

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 2 day of June, 2010.

EXECUTIVE

/s/ David R. Jaffe
David R. Jaffe

THE DRESS BARN, INC.

By:	/s/ Armand Correia
Title:	Executive Vice President and Chief Financial Officer